EXHIBIT 11
Form of Sales Plan
This Agreement (the “Sales Plan”) is made and entered into as of this 20th day of January, 2011 by and between TD Luxembourg International Holdings, a Luxembourg société à responsabilité limitée (private limited liability company), with a share capital of USD 24,000 having its registered office at 46A, Avenue John F. Kennedy, L-2951 Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg Registre de Commerce et des Sociétés (Trade and Companies Register) under number B 154.812 (“Seller”) and Goldman, Sachs & Co. (“Broker”).
WHEREAS, Seller desires to establish the Sales Plan to sell shares of common stock, par value $0.01 per share (the “Stock”), of TD AMERITRADE Holding Corporation (the “Issuer”) in accordance with the requirements of Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) as further set forth herein;
NOW, THEREFORE, Seller and Broker hereby agree as follows:
1. Broker shall effect one or more sales (each a “Sale”) of shares of Stock (the “Shares”) as further set forth in the attached Annex A to this Sales Plan. All orders will be deemed day orders only and not held unless otherwise specified in Annex A. Broker’s sole compensation for services rendered under this Sales Plan shall be a commission of $0.02 per share of Stock sold.
2. Sales under this Sales Plan shall commence in accordance with the terms of Annex A and shall terminate on the earliest of (a) April 20, 2011, (b) the date that this Sales Plan is terminated in accordance with paragraph 11 below, (c) the date on which Broker has sold all Shares specified in Annex A, (d) three days after the receipt of written notice of termination signed by an authorized representative of Seller, it being understood that any such termination will not cause Sales previously executed under this Sales Plans to fail to be entitled to the benefit of Rule 10b5-1(c) or (e) the date Broker receives notice of the dissolution of Seller.
3. Seller understands that Broker may effect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Seller’s account, it being understood that such average price must comply with the parameters specified in Annex A.
4. Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). Seller has consulted with Seller’s own advisors as to the legal and tax aspects of Seller’s adoption and implementation of this Sales Plan.
6. Seller represents that the Shares are “restricted securities” and/or that Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 of the U.S. Securities Act of 1933. Seller shall not take, and shall not cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144.

7. Seller has provided Broker with three (3) executed Forms 144, which Broker will complete and file on behalf of the Seller. Seller and Broker understand and agree that unless otherwise agreed or instructed, Broker will make one Form 144 filing no later than the date of the first Sale to be effected pursuant to this Plan, which will cover the sale of shares of Stock equal to the lesser of (i) the maximum number of shares of Stock then eligible for sale pursuant to the volume limit calculated under Rule 144(e) and (ii) the number of shares of Stock then eligible for sale under this Sales Plan as specified on Annex A; provided that Broker shall file Forms 144 as frequently as necessary to comply with Rule 144 and the requirements of this Sales Plan, including as set forth on Annex A. Such Form 144 shall specify that the Sales are being effected in accordance with a sales plan intended to comply with Rule 10b5-1. Seller agrees to provide Broker with such information as is reasonably necessary for Broker accurately and timely to complete the Forms 144. Broker agrees not to execute Sales at any time in an amount that exceeds the volume limit as then calculated under Rule 144(e) (for these purposes, Broker may assume that no sales of stock, other than Sales executed by Broker pursuant to this Sales Plan, that would be required to be included for purposes of this calculation have been or will be executed by Seller or any other person whose sales would be required to be aggregated with sales by Seller for purposes of Rule 144 at any time during the period beginning three months prior to the date of this Sales Plan and ending on the date of termination of this Sales Plan) and the manner of sale provisions under Rule 144(f), in each case in executing Sales under this Sales Plan.
8. Seller represents and warrants that, as of the date hereof, Seller is currently permitted to sell Stock in accordance with the Issuer’s insider trading policies; and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to Seller and to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales under this Sales Plan and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers. Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan. Seller has advised the Issuer’s internal counsel of Seller’s intent to enter into this Sales Plan, and the Issuer’s internal counsel has not advised Seller of an objection to this Sales Plan.
9. Except as specifically provided in Annex A hereto, Seller will not directly or indirectly communicate any information relating to Issuer or Issuer securities to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.
10. Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act. Broker shall provide Seller (and/or its designee(s)) with written confirmation of Sales executed on behalf of Seller on a daily basis (showing the date of the transactions, the number of shares of Stock sold, the price received, Broker’s compensation for the Sales, and settlement dates). Unless otherwise directed by Seller, such confirmation shall be delivered to the following, who are the initial designees of Seller for this purpose: Barbara Hooper, TD Bank (barbara.hooper@tdsecurities.com), Atanaska Novakova, TD Bank (atanaska.novakova@tdsecurities.com), Rasha El Sissi, TD Bank Legal Department (rasha.elsissi@td.com) and Ellen Patterson, Simpson Thacher & Bartlett LLP (epatterson@stblaw.com).
11. Seller understands that Broker may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker (a “Broker Blackout”). Seller also understands that even in the absence of a Broker Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (“Unfilled Sales”).
Broker agrees that if Issuer enters into a transaction that imposes trading restrictions on the Seller, such as a stock offering requiring an affiliate lock-up (an “Issuer Restriction”), and if Issuer and Seller shall provide Broker at least three (3) days’ prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by Issuer and Seller that such restrictions have terminated. All required notifications to Broker under this paragraph 11 shall be made in writing (signed by Seller and Issuer) and confirmed by telephone as follows: (Attn: Neil Kearns; Fax No. (212) 493-9487; Tel: (212) 902-5281). Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Broker Blackout or Issuer Restriction. Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Broker Blackout or Issuer Restriction, shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.

12. This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine. The Sales Plan may be modified or amended only by a writing signed by the parties hereto, and provided that any such modification or amendment shall only be permitted at a time when the Seller is otherwise permitted to effect sales under the Issuer’s trading policies and at a time when the Seller is not aware of material nonpublic information concerning the Issuer or its securities. In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the five business days immediately following such modification or amendment (other than Sales already provided for in the Sales Plan prior to modification or amendment). As used herein, a “business day” shall mean any day on which The Nasdaq Stock Market is open for regular way trading.
13. Seller agrees that Broker and its affiliates and their directors, officers, employees, and agents (collectively, “Broker Persons”) shall not have any liability whatsoever to Seller for any action taken or omitted to be taken in connection with the Sales Plan, the making of any Sale, or any amendment, modification or termination of the Sales Plan, except to the extent such liability is determined in a non appealable order of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of a Broker Person. Seller further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of the Sales Plan (each an “Action”) and to reimburse each Broker Person for its expenses, as they are incurred, in connection with any Action, except to the extent such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be the result of a Broker Person’s gross negligence, willful misconduct or bad faith. This paragraph 13 shall survive termination of this Sales Plan.
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IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first set forth above.

TD LUXEMBOURG INTERNATIONAL HOLDINGS S.À.R.L.		GOLDMAN, SACHS & CO.

By:	/s/ Dave Sparvell	By:	/s/ Michael Daum
	Name: Dave Sparvell		Name: Michael Daum
	Title: Board Manager		Title: Managing Director

By:	/s/ Nicolas Horlait
Name: Nicolas Horlait
Title: Board Manager

Annex A
Number of shares of Stock to be sold:
In accordance with the Sales Plan, Broker will sell, subject to the price limit described below and the volume limitations of Rule 144, up to, but no more than, an aggregate of 17,300,000 shares of Stock. Sales shall be made on each day that the Sales Plan is in effect on which The NASDAQ Stock Market (or such other national securities exchange that is the principal trading market for the Stock) (the “Exchange”) is open for trading and the Stock trades regular way on the Exchange.
Minimum price for sales:
Broker will only execute sales pursuant to the Sales Plan if the sale can be executed at a price per share equal to or greater than $20.22.
All orders will be deemed day limit orders only and not held.